Exhibit 12.1
Doral Financial Corporation
Computation of Ratio of Earnings to Fixed Charges

	For the year ended
	March 31, 2007
Including Interest on Deposits

Earnings:
Pre-tax income from continuing operations	$(31,415)
Plus:
Fixed Charges (excluding capitalized interest)	119,879

Total Earnings	$88,464

Fixed Charges:
Interest expensed and capitalized	$118,905
Amortized premiums, discounts, and capitalized expenses related to indebtedness	179
An estimate of the interest component within rental expense	795

Total Fixed Charges	$119,879

Ratio of Earnings to Fixed Charges	(A	)

Excluding Interest on Deposits

Earnings:
Pre-tax income from continuing operations	$(31,415)
Plus:
Fixed Charges (excluding capitalized interest)	77,091

Total Earnings	$45,676

Fixed Charges:
Interest expensed and capitalized	$76,117
Amortized premiums, discounts, and capitalized expenses related to indebtedness	179
An estimate of the interest component within rental expense	795

Total Fixed Charges	$77,091

Ratio of Earnings to Fixed Charges	(A	)

(A)	Due to the Company’s pre-tax loss the ratio coverage was less than 1:1.